Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

February 10, 2015

WesBanco, Inc.

1 Bank Plaza

Wheeling, WV 26003

And

ESB Financial Corporation

600 Lawrence Avenue

Ellwood City, PA 16117

For Further Information Contact:

Todd F. Clossin (304) 234-9202

President & CEO, WesBanco, Inc.

Or

Charlotte A. Zuschlag

(724) 758-5584

Wesbanco, Inc. Consummates Merger with ESB Financial Corporation and Appoints Directors

Wheeling, WV, and Ellwood City, PA - February 10, 2015 - Wesbanco, Inc. (“WesBanco”) (NASDAQ Global Select Market: WSBC), a multi-state bank holding company headquartered in Wheeling, West Virginia, and ESB Financial Corporation (“ESB”) (NASDAQ Global Select Market: ESBF), headquartered in Ellwood City, Pennsylvania, jointly announced today the consummation of WesBanco’s acquisition of ESB and the appointment of two directors to the WesBanco board of directors (“Board”). Todd F. Clossin, President and Chief Executive Officer, of WesBanco and Charlotte A. Zuschlag, President and Chief Executive Officer of ESB, made the joint announcement.

The merger, which was previously announced on October 29, 2014, was approved by all appropriate regulatory agencies, and, on January 22, 2015, by the shareholders of ESB. In addition, the issuance of shares of WesBanco common stock in connection with the merger was approved by shareholders of WesBanco on January 22, 2015. Under the terms of the Agreement and Plan of Merger, ESB’s shareholders will receive 0.502 of a share of WesBanco common stock and $1.76 in cash for each share of ESB common stock held. As a result of the merger, WesBanco added Charlotte A. Zuschlag from the board of directors of ESB and Ronald W. Owen from the board of directors of ESB Bank, to the WesBano Board.

Todd F. Clossin, President and Chief Executive Officer of WesBanco, stated, “With the acquisition of ESB, WesBanco has become a top 10 player in the Pittsburgh market. We believe we can provide customers of ESB with a broader array of banking services, including expanded commercial and mortgage lending capabilities as well as trust and wealth management services. We are also excited about working with the experienced and successful employees of ESB.”

“We are thrilled to join the WesBanco team,” said Charlotte A. Zuschlag, former President and Chief Executive Officer of ESB and ESB Bank. “With this merger, we have built upon our community banking heritage while providing enhanced strength, size and stability for our customers and the communities we serve.”

Former offices of ESB Bank will continue to operate under the ESB Bank name until late April of 2015, when they will be transitioned to WesBanco Bank in conjunction with the expected data processing conversion. Subsequent to the conversion date, ESB customers will continue to conduct their regular banking transactions at ESB’s banking locations. WesBanco’s partnership with STARsf/Allpoint ATM Network will provide WesBanco ATM/Debit card acceptance in more than 43,000 ATMs worldwide - surcharge free. STARsf/Allpoint ATMs are also found in local, regional and national retail merchants across all 50 states, as well as globally with ATMs in Puerto Rico, Australia, Mexico and the United Kingdom. It is anticipated that ESB customers will be provided with this increased ATM access in late April of 2015.

WesBanco’s merger with ESB creates a multi-state bank holding company of approximately $8.3 billion in total assets providing banking services through 143 locations and 128 ATMs in West Virginia, Ohio and Pennsylvania. The transaction further expands WesBanco’s franchise in the western Pennsylvania region. Prior to the merger with WesBanco, ESB operated 23 banking offices located in western Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements:

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and ESB, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and ESB may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2013 Annual Report on Form 10-K, ESB’s 2013 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and ESB with the Securities and Exchange Commission, including both companies’ Form 10-Qs as of March 31, June 30, and September 30, 2014. All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.

2